Exhibit 23.1

LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

ERF Wireless, Inc.

We hereby consent to the use in this Registration Statement of ERF Wireless, Inc. on Form S-1 to be filed with the Commission on or about December 21, 2012 of our Report of Independent Registered Accounting Firm dated March 20, 2012, covering the consolidated balance sheets of ERF Wireless, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years then ended.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

December 21, 2012